Exhibit 99.5

Gentiva Health Services, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	July 4, 2010	January 3, 2010
ASSETS
Current assets:
Cash and cash equivalents	$191,066	$152,410
Receivables, less allowance for doubtful accounts of $10,370 and $9,304 at July 4, 2010 and January 3, 2010, respectively	168,541	182,192
Deferred tax assets	14,300	17,205
Prepaid expenses and other current assets	25,358	13,904
Current assets held for sale	—	2,549

Total current assets	399,265	368,260
Note receivable from affiliate	25,000	25,000
Investment in affiliate	25,100	24,336
Fixed assets, net	65,258	65,913
Intangible assets, net	253,085	251,793
Goodwill	304,080	299,534
Non-current assets held for sale	—	8,689
Other assets	26,943	24,410

Total assets	$1,098,731	$1,067,935

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,967	$8,982
Payroll and related taxes	24,701	23,463
Deferred revenue	40,149	36,359
Medicare liabilities	16,145	7,525
Obligations under insurance programs	44,037	41,636
Other accrued expenses	35,465	47,045
Current portion of long-term debt	—	5,000

Total current liabilities	166,464	170,010
Long-term debt	232,000	232,000
Deferred tax liabilities, net	71,895	73,259
Other liabilities	23,602	21,503
Shareholders’ equity:
Common stock, $.10 par value; authorized 100,000,000 shares; issued 30,395,939 and 29,936,893 shares at July 4, 2010 and January 3, 2010, respectively	3,040	2,994
Additional paid-in capital	365,731	355,429
Retained earnings	248,483	220,239
Treasury stock, 641,468 and 466,468 shares at July 4, 2010 and January 3, 2010, respectively	(12,484)	(7,499)

Total shareholders’ equity	604,770	571,163

Total liabilities and shareholders’ equity	$1,098,731	$1,067,935

See notes to consolidated financial statements.

Gentiva Health Services, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 4, 2010	June 28, 2009	July 4, 2010	June 28, 2009
Net revenues	$297,099	$284,838	$594,230	$561,202
Cost of services sold	135,249	134,144	275,839	268,025

Gross profit	161,850	150,694	318,391	293,177
Selling, general and administrative expenses	(125,535)	(120,529)	(264,771)	(240,033)
Gain (loss) on sale of assets, net	—	(85)	103	5,747
Interest income	650	817	1,314	1,618
Interest expense and other	(1,766)	(2,688)	(3,514)	(5,880)

Income from continuing operations before income taxes and equity in net earnings of affiliate	35,199	28,209	51,523	54,629
Income tax expense	(15,415)	(11,104)	(21,757)	(19,634)
Equity in net earnings of affiliate	439	263	763	541

Income from continuing operations	20,223	17,368	30,529	35,536
Discontinued operations, net of tax	(1,304)	(273)	(2,285)	(419)

Net income	$18,919	$17,095	$28,244	$35,117

Basic earnings per common share:
Income from continuing operations	$0.68	$0.60	$1.03	$1.22
Discontinued operations, net of tax	(0.04)	(0.01)	(0.08)	(0.01)

Net income	$0.64	$0.59	$0.95	$1.21

Weighted average shares outstanding	29,770	28,959	29,715	28,952

Diluted earnings per common share:
Income from continuing operations	$0.66	$0.59	$1.00	$1.20
Discontinued operations, net of tax	(0.04)	(0.01)	(0.08)	(0.01)

Net income	$0.62	$0.58	$0.92	$1.19

Weighted average shares outstanding	30,618	29,396	30,568	29,606

See notes to consolidated financial statements.

Gentiva Health Services, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Six Months Ended
	July 4, 2010	June 28, 2009
OPERATING ACTIVITIES:
Net income	$28,244	$35,117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,807	11,145
Amortization of debt issuance costs	614	681
Provision for doubtful accounts	4,903	4,045
Equity-based compensation expense	3,191	3,466
Windfall tax benefits associated with equity-based compensation	(711)	(585)
Realized loss on auction rate securities	—	1,000
Gain on sale of assets and businesses, net	(169)	(5,747)
Equity in net earnings of affiliate	(763)	(541)
Deferred income tax expense	1,542	1,458
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	8,748	(1,082)
Prepaid expenses and other current assets	(9,158)	(1,602)
Accounts payable	(3,015)	481
Payroll and related taxes	1,241	90
Deferred revenue	3,790	4,981
Medicare liabilities	8,620	(371)
Obligations under insurance programs	2,401	(1,569)
Other accrued expenses	(10,844)	(1,776)
Other, net	538	271

Net cash provided by operating activities	47,979	49,462

INVESTING ACTIVITIES:
Purchase of fixed assets	(5,613)	(12,403)
Proceeds from sale of assets and businesses	8,796	5,619
Acquisition of businesses	(8,500)	(2,200)
Maturities of short-term investments available-for-sale	—	2,550

Net cash used in investing activities	(5,317)	(6,434)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	5,612	5,910
Windfall tax benefits associated with equity-based compensation	711	585
Repayment of long-term debt	(5,000)	(14,000)
Repurchase of common stock	(4,985)	(4,813)
Repayment of capital lease obligations	(344)	(441)

Net cash used in financing activities	(4,006)	(12,759)

Net change in cash and cash equivalents	38,656	30,269
Cash and cash equivalents at beginning of period	152,410	69,201

Cash and cash equivalents at end of period	$191,066	$99,470

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$3,219	$5,172
Income taxes paid	$25,054	$15,831

See notes to consolidated financial statements.

Gentiva Health Services, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

1. Background and Basis of Presentation

Gentiva Health Services, Inc. (“Gentiva” or the “Company”) provides home health services throughout most of the United States and hospice services in the southeast United States. The Company’s operations involve servicing its patients and customers through (i) its Home Health segment and (ii) its Hospice segment.

On May 23, 2010, the Company entered into an Agreement and Plan of Merger to acquire Odyssey HealthCare, Inc. (“Odyssey”), a leading provider of hospice services. In connection with the acquisition, the Company is expected to enter into a new $925 million Credit Agreement and issue and sell $305 million of unsecured subordinated notes. See Note 17 for additional information about the acquisition and related financing. The Company’s existing credit arrangements, which are described in Note 11, will be terminated upon the consummation of the Odyssey acquisition. During the second quarter of 2010, the Company incurred approximately $2.0 million of costs associated with Odyssey merger and acquisition activities as more fully described in Note 8. Other than these costs, the impact of the acquisition and related financing agreements will be reflected in the Company’s fiscal 2010 results of operations and financial condition as of the acquisition closing date, which is expected to occur on or around August 16, 2010.

In February 2010, the Company consummated the sale of its respiratory therapy and home medical equipment and infusion therapy businesses (“HME and IV”). During the fourth quarter of 2009, the Company committed to a plan to exit its HME and IV businesses and met the requirements to designate these businesses as held for sale in accordance with applicable accounting guidance. The financial results of these operating segments are reported as discontinued operations in the Company’s consolidated financial statements.

In addition, the Company has completed various other transactions impacting the Company’s results of operations and financial condition as further described in Note 4. The impact of these transactions has been reflected in the Company’s results of operations and financial condition from their respective closing dates.

The accompanying interim consolidated financial statements are unaudited, and have been prepared by Gentiva using accounting principles consistent with those described in the Company’s Annual Report on Form 10-K for the year ended January 3, 2010 and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and, in the opinion of management, include all adjustments necessary for a fair presentation of the statement of financial position, results of operations and cash flows for each period presented. Certain information and disclosures normally included in the statements of financial position, results of operations and cash flows prepared in conformity with accounting principles generally accepted in the United States of America have been condensed or omitted as permitted by such rules and regulations. Results for interim periods are not necessarily indicative of results for a full year. The year-end balance sheet data was derived from audited financial statements.

2. New Accounting Standards

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2010-06, or ASU No. 10-06, Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements. ASU No. 10-06 requires an entity to disclose separately the amounts of significant transfers in and out of Level 1 and 2 fair value measurements, and describe the reasons for the transfers. Also, it requires additional disclosure regarding purchases, sales, issuances and settlements of Level 3 measurements. ASU No. 10-06 is effective for interim and annual periods beginning after December 15, 2009, except for the additional disclosure of Level 3 measurements, which is effective for fiscal years beginning after December 15, 2010. The adoption of ASU No. 10-06 did not have a material impact on the Company’s consolidated financial statements.

3. Accounting Policies

Cash and Cash Equivalents

The Company considers all investments with a maturity date three months or less from their date of acquisition to be cash equivalents, including money market funds invested in U.S. Treasury securities, short-term treasury bills and commercial paper. Cash and cash equivalents also included amounts on deposit with several major financial institutions in excess of the maximum amount insured by the Federal Deposit Insurance Corporation. Management believes that these major financial institutions are viable entities.

The Company had operating funds of approximately $5.1 million and $5.5 million at July 4, 2010 and January 3, 2010, respectively, which exclusively relate to a non-profit hospice operation managed in Florida.

Investments

At July 4, 2010 and January 3, 2010, the Company held an ownership interest of approximately 30 percent in the combined preferred and common equity of CareCentrix Holdings Inc. The Company’s ongoing ownership interest is subject to dilution following any equity issuances to employees of CareCentrix Holdings Inc. and any other parties. The Company accounts for its investment in this unconsolidated affiliate using the equity method of accounting, since the Company has the ability to exercise significant influence, but not control, over the affiliate. Significant influence is deemed to exist because the Company’s ownership interest in the voting stock of the affiliate is between 20 percent and 50 percent as well as through the Company’s representation on the affiliate’s Board of Directors. The Company’s equity ownership interest in CareCentrix Holdings Inc. is recorded in investment in affiliate in the accompanying consolidated balance sheets.

At July 4, 2010 and January 3, 2010, the Company had assets of $22.0 million and $20.0 million, respectively, held in a Rabbi Trust for the benefit of participants of the Company’s non-qualified defined contribution retirement plan. The corresponding amounts payable to the plan participants are equivalent to the underlying value of the assets held in the Rabbi Trust. Assets held in a Rabbi Trust and amounts payable to plan participants are classified in other assets and other liabilities, respectively, in the Company’s consolidated balance sheets.

The Company’s investments in debt securities with an original maturity greater than three months, if any, would be classified by individual security into one of three separate categories: available-for-sale, held-to-maturity or trading. As of July 4, 2010 and January 3, 2010, the Company held no investments with an original maturity greater than three months.

Inventory

Inventories are stated at the lower of cost or market utilizing the specific identification method. At January 3, 2010, the Company’s inventory was approximately $2.4 million and related primarily to products utilized in the Company’s HME and IV businesses, which were classified in current assets held for sale. The Company carried no inventory at July 4, 2010.

Fixed Assets

Fixed assets, including costs of Company developed software, are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the shorter of the life of the lease or the life of the improvement.

As of July 4, 2010 and January 3, 2010, fixed assets, net were $65.3 million and $65.9 million, respectively, and included deferred software development costs of $33.7 million and $37.0 million, respectively, primarily related to the Company’s LifeSmart clinical management system. The Company depreciates its clinical management software on a straight-line basis utilizing a seven year useful life, at the time that the technology becomes available for its intended use within a specific branch. Depreciation expense, relating to this item, approximated $0.2 million and $0.4 million for the second quarter and first six months of fiscal 2010, respectively.

Debt Issuance Costs

The Company amortizes deferred debt issuance costs over the term of its credit agreement. The Company had unamortized debt issuance costs of $3.1 million at July 4, 2010 and $2.7 million at January 3, 2010, recorded in other assets.

Home Medical Equipment

As of July 4, 2010 and January 3, 2010, the net book value of home medical equipment was approximately $1.7 million and $1.9 million, respectively, representing monitoring and other devices used primarily in the Company’s home health business, which are included in fixed assets, net in the Company’s consolidated balance sheet. Net book value of home medical equipment utilized in the Company’s HME and IV businesses approximated $3.7 million at January 3, 2010, which was reflected in non-current assets held for sale in the Company’s consolidated balance sheet.

Obligations Under Self Insurance Programs

Workers’ compensation and professional and general liability expenses were $1.7 million and $8.9 million for the second quarter and first six months of 2010, respectively, as compared to $3.1 million and $7.0 million for the corresponding periods of 2009.

Employee health and welfare expenses were $12.9 million and $25.0 million for the second quarter and first six months of 2010, respectively, as compared to $13.7 million and $27.1 million for the corresponding periods of 2009.

4. Acquisitions and Dispositions

Acquisitions

Effective May 15, 2010, the Company completed its acquisition of the assets and business of United Health Care Group, Inc. with six branches throughout the state of Louisiana. Total consideration of $6.0 million, excluding transaction costs and subject to post-closing adjustments, was paid at the time of closing and was funded from the Company’s existing cash reserves. The acquisition significantly broadens the Company’s market position in the state of Louisiana. The purchase price was allocated to goodwill ($2.3 million), identifiable intangible assets, primarily certificates of need ($3.6 million) and other assets ($0.1 million).

Effective March 5, 2010, the Company completed its acquisition of the assets and business of Heart to Heart Hospice of Starkville, LLC, a provider of hospice services with two offices in Starkville and Tupelo, Mississippi. Total consideration of $2.5 million, excluding transaction costs and subject to post-closing adjustments, was paid at the time of closing and was funded from the Company’s existing cash reserves. The acquisition expands the Company’s coverage area to 44 counties in north, central and southern Mississippi. The purchase price was allocated to goodwill ($2.2 million), identifiable intangible assets ($0.2 million) and other assets ($0.1 million).

The financial results of the acquired operations are included in the Company’s consolidated financial statements from the acquisition date. The purchase price for both acquisitions was allocated to the underlying assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition. The excess of the purchase price over the fair value of the net identifiable tangible and intangible assets acquired is recorded as goodwill. The Company has determined the estimated fair values based on discounted cash flows, and management’s valuation of the intangible assets acquired.

Dispositions

HME and IV Businesses Disposition

Effective February 1, 2010, the Company completed the sale of its HME and IV businesses to a subsidiary of Lincare Holdings, Inc., pursuant to an asset purchase agreement, for total consideration of approximately $16.4 million, consisting of (i) cash proceeds of approximately $8.5 million, (ii) approximately $2.5 million associated with operating and capital lease buyout obligations, (iii) an escrow fund of $5.0 million, which was recorded at estimated fair value of $3.2 million, to be received by the Company based on achieving a cumulative cash collections target for claims for services provided for a period of one year from the date of closing and (iv) an escrow fund of approximately $0.4 million for reimbursement of certain post closing liabilities. During the first six months of 2010, the Company recorded a $0.1 million pre-tax gain, net of transaction costs in discontinued operations, net of tax, in the Company’s consolidated statement of income. Transaction costs of $0.7 million consisted primarily of professional fees and expenses.

The major classes of assets of the HME and IV businesses that were sold on February 1, 2010 and assets classified as held for sale on the Company’s January 3, 2010 consolidated balance sheet were as follows (in thousands):

	As of Date of Sale	January 3, 2010
Current assets:
Inventory	$2,367	$2,367
Prepaid expenses and other current assets	32	182

Total current assets	2,399	2,549
Non-current assets:
Fixed assets, net	5,401	5,145
Intangible assets, net	781	781
Goodwill	2,732	2,732
Other assets	25	31

Total non-current assets	8,939	8,689

Total	$11,338	$11,238

There were no liabilities classified as held for sale as the Company did not transfer any pre-closing liabilities in the transaction. Accounts receivable and liabilities associated with the HME and IV businesses approximated $11 million and $3 million, respectively as of the date of sale. The Company retained accounts receivable, net associated with these businesses of approximately $2.0 million at July 4, 2010 and $10.2 million at January 3, 2010.

HME and IV net revenues and operating results for the periods presented were as follows (in thousands):

	Second Quarter		First Six Months
	2010	2009	2010	2009
Net revenues	$—	$13,265	$3,956	$25,818

Loss before income taxes	$(2,171)	$(423)	$(5,498)	$(649)
Gain on sale of business	—	—	66	—
Income tax benefit	867	150	3,147	230

Discontinued operations, net of tax	$(1,304)	$(273)	$(2,285)	$(419)

Depreciation and amortization expense relating to discontinued operations amounted to $1.4 million and $2.8 million for the second quarter and first six months of 2009, respectively. The Company recorded no depreciation and amortization expense relating to the first six months of 2010 as the assets were treated as held-for-sale at January 3, 2010, in accordance with applicable guidance.

Upon the designation of these businesses as held for sale in the fourth quarter of 2009, the assets of the businesses were recorded at the lower of their carrying value or their estimated fair value less costs to sell. The Company performed a goodwill impairment test which indicated an impairment of the goodwill associated with these businesses and recorded a write-down of goodwill of approximately $9.6 million in discontinued operations for the fourth quarter of 2009.

Other Asset Disposition

Effective January 30, 2010, the Company sold assets associated with a home health branch operation in Iowa for cash consideration of approximately $0.3 million and recognized a gain of approximately $0.1 million recorded in gain on sale of assets, net in the Company’s consolidated statement of income for the six months ended July 4, 2010.

Pediatric and Adult Hourly Services Disposition

During the first six months of 2009, the Company sold assets associated with certain branch offices that specialized primarily in pediatric home health care services for total consideration of $6.5 million. The sales related to seven offices in five cities and included the adult home care services in the affected offices. The Company received $5.9 million in cash at the close of the sale and $0.6 million as a final payment in September 2009. The sales, after deducting related costs, resulted in a net gain before income taxes of $5.7 million. This gain is included in gain on sale of assets, net in the Company’s consolidated statement of income for the six months ended June 28, 2009.

5. Fair Value of Financial Instruments

The Company’s financial instruments are measured and recorded at fair value on a recurring basis, except for notes receivable from affiliate and long-term debt. The fair values for notes receivable from affiliate and non-financial assets, such as fixed assets, intangible assets and goodwill, are measured periodically and adjustments recorded only if an impairment charge is required. The carrying amount of the Company’s accounts receivable, accounts payable and certain other current liabilities approximates fair value due to their short maturities.

Fair value is defined under authoritative guidance as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. The three levels of inputs are as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial Instruments Recorded at Fair Value

The Company’s fair value hierarchy for its financial assets measured at fair value on a recurring basis was as follows (in thousands):

	July 4, 2010				January 3, 2010
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$97,447	$—	$—	$97,447	$79,919	$—	$—	$79,919
Rabbi Trust	22,037	—	—	22,037	19,980	—	—	19,980

Total assets	$119,484	$—	$—	$119,484	$99,899	$—	$—	$99,899

Liabilities:
Payables to plan participants	$22,037	$—	$—	$22,037	$19,980	$—	$—	$19,980

Assets of the Rabbi Trust are held for the benefit of participants of the Company’s non-qualified defined contribution retirement plan. The value of assets held in a Rabbi Trust is based on quoted market prices of securities and investments, including money market accounts and mutual funds, maintained within the Rabbi Trust. The corresponding amounts payable to plan participants are equivalent to the underlying value of assets held in the Rabbi Trust. Assets held in a Rabbi Trust and amounts payable to plan participants are classified in other assets and other liabilities, respectively, in the Company’s consolidated balance sheets. Money market funds represent cash equivalents and were classified in cash and cash equivalents in the Company’s consolidated balance sheets.

At the beginning of fiscal 2009, the Company held auction rate securities with par value of $13 million classified as long-term investments with an estimated fair value of 85 percent of par, due to the reduced liquidity for these securities as a result of failed auctions. During the first six months of fiscal 2009, the Company (i) sold $3.0 million of auction rate securities at 85 percent of par and (ii) contracted to sell $5.0 million of auction rate securities at 89 percent of par, which settled in early July. In connection with these transactions, the Company recognized an impairment loss of approximately $0.6 million and $1.0 million for the second quarter and first six months of 2009, respectively, which was reflected in interest expense and other in the Company’s consolidated statements of income. For the first six months of 2009, changes in fair value of the Company’s Level 3 financial assets were as follows (in thousands):

Total
Balance at December 28, 2008	$11,050
Unrealized gain in other comprehensive income	200
Settlements	(2,550)

Balance at June 28, 2009	$8,700

Other Financial Instruments

The carrying amount and estimated fair value of the Company’s other financial instruments were as follows (in thousands):

	July 4, 2010		January 3, 2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Note receivable from affiliate	$25,000	$26,000	$25,000	$26,000
Liabilities:
Long-term debt	$232,000	$227,940	$232,000	$216,900

The estimated fair value of the note receivable from affiliate was determined from Level 3 inputs based on an income approach using the discounted cash flow method. The fair value represents the net present value of (i) the after tax cash flows relating to the note’s annual income stream plus (ii) the return of the invested principal using a maturity date of March 25, 2014 (see Note 7), after considering assumptions relating to risk factors and economic conditions.

In determining the estimated fair value of long-term debt, Level 2 inputs based on the use of bid and ask prices were considered. Due to the infrequent number of transactions that occur related to the long-term debt, the Company does not believe an active market exists for purposes of this disclosure.

6. Net Revenues and Accounts Receivable

Net revenues by major payer classification were as follows:

	Second Quarter			First Six Months
(Dollars in millions)	2010	2009	Percentage Variance	2010	2009	Percentage Variance
Medicare:
Home Health	$207.4	$194.1	6.8%	$415.0	$380.2	9.2%
Hospice	19.4	16.7	16.1	37.6	33.0	13.9

Total Medicare	226.8	210.8	7.6	452.6	413.2	9.5
Medicaid and Local Government	18.6	23.3	(20.1)	38.0	49.8	(23.9)
Commercial Insurance and Other:
Paid at episodic rates	21.3	19.2	11.2	42.2	35.3	19.5
Other	30.4	31.5	(3.6)	61.4	62.9	(2.2)

Total Commercial Insurance and Other	51.7	50.7	2.0	103.6	98.2	5.6

Total net revenues	$297.1	$284.8	4.3%	$594.2	$561.2	5.9%

Net revenues in the Home Health and Hospice segments were derived from all major payer classes. Accounts receivable attributable to major payer sources of reimbursement were as follows (in thousands):

	July 4, 2010	January 3, 2010
Medicare	$123,891	$126,927
Medicaid and Local Government	12,618	16,465
Commercial Insurance and Other	42,402	48,104

Gross Accounts Receivable	178,911	191,496
Less: Allowance for doubtful accounts	(10,370)	(9,304)

Net Accounts Receivable	$168,541	$182,192

Net accounts receivable associated with the Company discontinued operations were approximately $2.0 million and $10.2 million at July 4, 2010 and January 3, 2010, respectively. The Commercial Insurance and Other payer group included self-pay accounts receivable relating to patient co-payments of $3.9 million and $3.8 million as of July 4, 2010 and January 3, 2010, respectively.

7. Note Receivable from and Investment in Affiliate

The Company currently holds an approximate 30 percent equity ownership interest in CareCentrix Holdings Inc., whose CareCentrix subsidiary is a leading national provider of ancillary care benefit management services for major managed care organizations. The Company’s ongoing ownership interest is subject to dilution following any equity issuances to employees of CareCentrix Holdings Inc. and any other parties.

The Company holds a $25 million convertible subordinated promissory note from CareCentrix. The note is due on the earliest of March 25, 2014, a public offering by CareCentrix Holdings, or a sale of CareCentrix Holdings. The note bears interest at a fixed rate of 10 percent, which is payable quarterly, provided that CareCentrix remains in compliance with its senior debt covenants. Interest on the CareCentrix note, which is included in interest income in the consolidated statements of income, amounted to $0.6 million for both the second quarter of 2010 and 2009, and $1.3 million for both the first six months of 2010 and 2009. The Company recognized approximately $0.4 million and $0.7 million of equity in the net earnings of affiliate for the second quarter and first six months of 2010, respectively, and $0.3 million and $0.5 million for the corresponding periods of 2009.

During the second quarter of 2010, the Company recorded a receivable from CareCentrix of $1.8 million in connection with the tax impact of settlement charges relating to the settlement of a commercial contractual dispute involving the Company’s former subsidiary, CareCentrix for which the Company will be reimbursed upon realization of the tax deduction.

8. Restructuring and Integration Costs, Merger and Acquisition Activities and Legal Settlements

During the second quarter and first six months of 2010, the Company recorded net charges relating to restructuring and integration costs, merger and acquisition activities, and legal settlements of $2.5 million and $18.0 million, respectively, and $0.6 million and $1.5 million for the corresponding periods in 2009.

Restructuring and Integration Costs

During the second quarter and first six months of 2010, the Company recorded charges of $1.9 million and $2.3 million, respectively, as compared to $0.6 million and $1.4 million for the second quarter and first six months of 2009, respectively, in connection with restructuring activities, including severance costs in connection with the termination of personnel and facility lease and other costs. These charges included a non-cash charge of approximately $0.6 million, recorded in the second quarter of 2010, associated with the acceleration of compensation expense relating to future vesting of stock options under severance agreements for certain of the Company’s executive officers. Additional restructuring and integration costs to be incurred during fiscal 2010, largely related to the relocation of the Company’s corporate headquarters from Melville, New York to Atlanta, Georgia and back office integration, are expected to approximate $1 million for the remainder of 2010.

Merger and Acquisition Activities

During the second quarter and first six months of 2010, the Company recorded charges of $2.0 million in connection with costs of merger and acquisition activities, primarily related to the Odyssey transaction. These costs consisted of legal, accounting and other professional fees and expenses as well as costs of obtaining required regulatory approvals. Charges for merger and acquisition activities were $0.1 million for the second quarter and first six months of 2009.

Legal Settlements

During the second quarter of 2010, the Company recorded a net reduction in charges related to legal settlements of $1.4 million which included (i) a reduction of $1.8 million associated with the reclassification of the tax impact of the settlement charges recorded in the first quarter of 2010, and (ii) incremental legal fees of approximately $0.4 million, both relating to the settlement of the three-year old commercial contractual dispute involving the Company’s former subsidiary, CareCentrix.

For the first six months of 2010, the Company recorded legal settlements of $13.7 million consisting of (i) settlement costs and legal fees of $4.2 million related to a three-year old commercial contractual dispute involving the Company’s former subsidiary, CareCentrix and (ii) incremental charges of $9.5 million in connection with an agreement in principle, subject to final approvals, between the Company and the federal government to resolve the matters which were subject to a 2003 subpoena relating to the Company’s cost reports for the 1998 to 2000 periods. See Note 14 Legal Matters for further information.

The costs incurred and cash expenditures associated with these activities by component were as follows (in thousands):

	Restructuring	Merger & Acquisition	Legal Settlements	Total
Ending balance at December 28, 2008	$99	$—	$3,000	$3,099
Charge in first quarter 2009	785	114	—	899
Cash expenditure	(355)	(114)	—	(469)

Ending balance at March 29, 2009	529	—	3,000	3,529
Charge in second quarter 2009	602	4	—	606
Cash expenditure	(270)	(4)	—	(274)

Ending balance at June 28, 2009	$861	$—	$3,000	$3,861

Ending balance at January 3, 2010	$646	$—	$3,000	$3,646
Charge in first quarter 2010	357	—	15,134	15,491
Cash expenditure	(396)	—	(751)	(1,147)

Ending balance at April 4, 2010	607	—	17,383	17,990
Charge in second quarter 2010	1,882	2,034	(1,440)	2,476
Cash expenditure	(316)	(471)	(5,222)	(6,009)
Non-cash adjustment	(577)	—	1,800	1,223

Ending balance at July 4, 2010	$1,596	$1,563	$12,521	$15,680

The balance of unpaid charges relating to restructuring, integration, and merger and acquisition activities approximated $3.2 million at July 4, 2010 and $0.6 million at January 3, 2010, which were included in other accrued expenses in the Company’s consolidated balance sheets. Unpaid charges associated with the government investigation were included in Medicare liabilities in the Company’s consolidated balance sheets and aggregated $12.5 million at July 4, 2010 and $3.0 million at January 3, 2010.

9. Identifiable Intangible Assets and Goodwill

The gross carrying amount and accumulated amortization of each category of identifiable intangible assets as of July 4, 2010 and January 3, 2010 were as follows (in thousands):

	July 4, 2010			January 3, 2010			Useful Life
	Home Health	Hospice	Total	Home Health	Hospice	Total
Amortized intangible assets:
Covenants not to compete	$1,473	$275	$1,748	$1,323	$275	$1,598	5 Years
Less: accumulated amortization	(1,225)	(225)	(1,450)	(1,132)	(197)	(1,329)

Net covenants not to compete	248	50	298	191	78	269
Customer relationships	27,196	910	28,106	27,016	660	27,676	5-10 Years
Less: accumulated amortization	(10,014)	(162)	(10,176)	(8,580)	(121)	(8,701)

Net customer relationships	17,182	748	17,930	18,436	539	18,975
Tradenames	18,215	130	18,345	18,215	130	18,345	10 Years
Less: accumulated amortization	(7,769)	(30)	(7,799)	(6,834)	(24)	(6,858)

Net tradenames	10,446	100	10,546	11,381	106	11,487

Subtotal	27,876	898	28,774	30,008	723	30,731
Indefinite-lived intangible assets:
Certificates of need	220,285	4,026	224,311	217,036	4,026	221,062	Indefinite

Total identifiable intangible assets	$248,161	$4,924	$253,085	$247,044	$4,749	$251,793

The gross carrying amount of goodwill as of January 3, 2010 and July 4, 2010 and activity during the first six months of 2010 were as follows (in thousands):

	Home Health	Hospice	Total
Balance at January 3, 2010	$262,334	$37,200	$299,534
Goodwill acquired during 2010	2,345	2,201	4,546

Balance at July 4, 2010	$264,679	$39,401	$304,080

The Company recorded amortization expense of approximately $1.3 million and $2.5 million for the second quarter and first six months of 2010, respectively, and $1.2 million and $2.4 million for the corresponding periods of 2009. The estimated amortization expense for the remainder of 2010 is $2.5 million and for each of the next five succeeding years approximates $4.9 million for fiscal year 2011 through 2012, $4.5 million for fiscal year 2013, $4.2 million for fiscal year 2014, and $4.0 million for fiscal year 2015.

10. Earnings Per Share

Basic and diluted earnings per share for each period presented have been computed by dividing net income from continuing operations, by the weighted average number of shares outstanding for each respective period. The computations of the basic and diluted per share amounts relating to continuing operations were as follows (in thousands, except per share amounts):

	For the Three Months Ended		For the Six Months Ended
	July 4, 2010	June 28, 2009	July 4, 2010	June 28, 2009
Net income from continuing operations	$20,223	$17,368	$30,529	$35,536
Basic weighted average common shares outstanding	29,770	28,959	29,715	28,952
Shares issuable upon the assumed exercise of stock options and in connection with the employee stock purchase plan using the treasury stock method	848	437	853	654

Diluted weighted average common shares outstanding	30,618	29,396	30,568	29,606

Net income from continuing operations per common share:
Basic	$0.68	$0.60	$1.03	$1.22
Diluted	$0.66	$0.59	$1.00	$1.20

For the second quarter and first six months of 2010 approximately 2.3 million and 2.9 million stock options, respectively, were excluded from the computations of diluted earnings per share as compared to approximately 2.6 million and 2.1 million stock options, respectively, for the second quarter and first six months of 2009, as their inclusion would be anti-dilutive for the periods presented.

11. Long-Term Debt

Credit Arrangements

The Company’s credit agreement, which was entered into on February 28, 2006, provided for an aggregate borrowing amount of $445.0 million of senior secured credit facilities consisting of (i) a seven year term loan of $370.0 million and (ii) a six year revolving credit facility of $75.0 million. On March 5, 2008, in accordance with the provisions of its credit agreement, the Company and certain of its lenders agreed to increase the revolving credit facility from $75.0 million to $96.5 million. Of the total revolving credit facility, $55 million is available for the issuance of letters of credit and $10 million was available for swing line loans. On January 22, 2010, the revolving credit facility was reduced to $80 million and the facility swing line loan feature was formally eliminated as further discussed below.

Although the credit agreement requires the Company to make quarterly installment payments on the term loan with the remaining balance due at maturity on March 31, 2013, the administrative agent under the credit agreement determined in early 2008 that the Company had made sufficient prepayments to extinguish all required quarterly installment payments due under the credit agreement on the term loan.

Upon the occurrence of certain events, including the issuance of capital stock, the incurrence of additional debt (other than that specifically allowed under the credit agreement), certain asset sales where the cash proceeds are not reinvested, or if the Company has excess cash flow (as defined in the agreement), mandatory prepayments of the term loan are required in the amounts specified in the credit agreement.

On January 22, 2010, the Company entered into the Third Amendment to the Credit Agreement (“the Amendment”) which, among other things, provided for lenders’ consent to the sale of its HME and IV businesses. In addition, the Amendment formally removed Lehman Commercial Paper, Inc. as a participating lender under the Credit Agreement and, as a result, the revolving credit facility under the Credit Agreement was reduced from $96.5 million to $80.0 million and the facility’s swing line loan feature was eliminated.

The Company had outstanding term loan borrowings of $232.0 million and $237.0 million as of July 4, 2010 and January 3, 2010, respectively; as of such dates, there were no outstanding borrowings under the revolving credit facility and outstanding letters of credit were $35.0 million. The letters of credit were issued to guarantee payments under the Company’s workers’ compensation program and for certain other commitments. As of July 4, 2010, the Company’s unused and available credit line approximated $45.0 million.

The credit agreement requires the Company to meet certain financial tests. These tests include a consolidated leverage ratio and a consolidated interest coverage ratio. The credit agreement also contains additional covenants which, among other things, require the Company to deliver to the lenders specified financial information, including annual and quarterly financial information, and limit the Company’s ability to do the following, subject to various exceptions and limitations: (i) make certain investments, including acquisitions; (ii) create liens on its property; (iii) incur additional debt obligations; (iv) enter into transactions with affiliates, except on an arms-length basis; (v) dispose of property; (vi) make capital expenditures; and (vii) pay dividends or acquire capital stock of the Company or its subsidiaries. As of July 4, 2010, the Company was in compliance with all covenants in the credit agreement. As of July 4, 2010, the consolidated leverage ratio was 1.5.

Interest under the credit agreement accrues at Base Rate or Eurodollar Rate (plus an applicable margin based on the table presented below) for both the revolving credit facility and the term loan. Fees on outstanding letters of credit are based on the applicable margin. Overdue amounts bear interest at 2 percent per annum above the applicable rate. The applicable margin component of interest rates under the credit agreement is based on the Company’s consolidated leverage ratio as follows:

Revolving Credit Consolidated Leverage Ratio	Term Loan Consolidated Leverage Ratio	Margin for Base Rate Loans	Margin for Eurodollar Loans
≥ 3.5	≥ 3.5	1.25%	2.25%
< 3.5 & ≥ 3.0	< 3.5 & ≥ 3.0	1.00%	2.00%
< 3.0 & ≥ 2.5	< 3.0	0.75%	1.75%
< 2.5		0.50%	1.50%

The Company is also subject to a revolving credit commitment fee equal to 0.375 percent per annum of the average daily difference between the total revolving credit commitment and the total outstanding borrowings and letters of credit. The interest rate on term loan borrowings averaged 2.1 percent and 2.0 percent per annum for the second quarter and first six months of 2010, respectively, and 2.6 percent and 2.8 percent per annum for the second quarter and first six months of 2009, respectively. The interest rate on term loan borrowings approximated 2.1 percent per annum at July 4, 2010.

Guarantee and Collateral Agreement

The Company has entered into a Guarantee and Collateral Agreement, among the Company and substantially all of its subsidiaries, in favor of the administrative agent under the credit agreement (the “Guarantee and Collateral Agreement”). The Guarantee and Collateral Agreement grants a collateral interest in all real property and personal property of the Company and its subsidiaries signatory to the Guarantee and Collateral Agreement, including stock of such subsidiaries. The Guarantee and Collateral Agreement also provides for a guarantee of the Company’s obligations under the credit agreement by substantially all subsidiaries of the Company.

Financing Commitment Letter

For a description of the financing commitment letter dated May 23, 2010 the Company entered into with Bank of America, N.A. and certain other parties see Note 17.

Other

The Company has equipment capitalized under capital lease obligations. At July 4, 2010 and January 3, 2010, long-term capital lease obligations were $0.3 million and $0.5 million, respectively, and were recorded in other liabilities on the Company’s consolidated balance sheets. The current portion of obligations under capital leases was $0.4 million and $0.7 million at July 4, 2010 and January 3, 2010, respectively, and was recorded in other accrued expenses on the Company’s consolidated balance sheets.

12. Shareholders’ Equity

Changes in shareholders’ equity for the six months ended July 4, 2010 were as follows (in thousands, except share amounts):

	Common Stock		Additional Paid-in Capital	Retained Earnings	Treasury Stock	Total
	Shares	Amount
Balance at January 3, 2010	29,936,893	$2,994	$355,429	$220,239	$(7,499)	$571,163
Comprehensive income:
Net income	—	—	—	28,244	—	28,244
Income tax benefits associated with the exercise of non-qualified stock options	—	—	968	—	—	968
Equity-based compensation expense	—	5	3,186	—	—	3,191
Other non-cash compensation expense	—	—	577	—	—	577
Issuance of stock upon exercise of stock options and under stock plans for employees and directors	459,046	41	5,571	—	—	5,612
Stock repurchase (175,000 shares)	—	—	—	—	(4,985)	(4,985)

Balance at July 4, 2010	30,395,939	$3,040	$365,731	$248,483	$(12,484)	$604,770

Comprehensive income amounted to $18.9 million and $28.2 million for the second quarter and first six months of fiscal 2010, respectively, and $17.2 million and $35.5 million for the second quarter and first six months of fiscal 2009, respectively.

The Company has an authorized stock repurchase program under which the Company can repurchase and retire up to 1,500,000 shares of its outstanding common stock. The repurchases can occur periodically in the open market or through privately negotiated transactions based on market conditions and other factors. During the six months ended July 4, 2010, the Company repurchased 175,000 shares of its outstanding common stock at an average cost of $28.49 per share and a total cost of approximately $5.0 million. As of July 4, 2010, the Company had remaining authorization to repurchase an aggregate of 180,568 shares of its outstanding common stock. The Company’s credit agreement provides, with certain exceptions, for a limit of $5.0 million per fiscal year for repurchases of the Company’s common stock.

13. Equity-Based Compensation Plans

The Company provides several equity-based compensation plans under which the Company’s officers, employees and non-employee directors may participate, including: (i) the Amended and Restated 2004 Equity Incentive Plan (“2004 Plan”), (ii) the Stock & Deferred Compensation Plan for Non-Employee Directors and (iii) the Employee Stock Purchase Plan (“ESPP”). Collectively, these equity-based compensation plans permit the grants of (i) incentive stock options, (ii) non-qualified stock options, (iii) stock appreciation rights, (iv) restricted stock, (v) performance units, (vi) stock units and (vii) cash, as well as allow employees to purchase shares of the Company’s common stock under the ESPP at a pre-determined discount.

For the second quarter and six months of fiscal 2010, the Company recorded equity-based compensation expense, as calculated on a straight-line basis over the vesting periods of the related equity instruments, of $1.6 million and $3.2 million, respectively, as compared to $1.7 million and $3.5 million for the corresponding periods of fiscal 2009, which were reflected as selling, general and administrative expense in the consolidated statements of income. During the second quarter of fiscal 2010, the Company recorded a non-cash compensation expense of approximately $0.6 million associated with the acceleration of compensation expense relating to future vesting of stock options under severance agreements for certain of the Company’s executive officers, which is reflected as selling, general and administrative expense in the consolidated statement of income and is categorized as restructuring costs. See Note 8.

Stock Options

The weighted-average fair values of the Company’s stock options granted during the first six months of fiscal 2010 and fiscal 2009, calculated using the Black-Scholes option pricing model and other assumptions, were as follows:

	Six Months Ended
	July 4, 2010	June 28, 2009
Weighted average fair value of options granted	$10.82	$8.85
Risk-free interest rate	2.66%	1.56%
Expected volatility	43%	34%
Contractual life	7 years	10 years
Expected life	4.5 - 6.5 years	4.5 - 6.5 years
Expected dividend yield	0%	0%

Stock option grants in fiscal 2010 and fiscal 2009 fully vest over a four year period based on a vesting schedule that provides for one-half vesting after year two and an additional one-fourth vesting after each of years three and four. The Company’s expected volatility assumptions are based on the historical volatility of the Company’s stock price over a period corresponding to the expected term of the stock option. Forfeitures are estimated utilizing the Company’s historical forfeiture experience. The expected life of the Company’s stock options is based on the Company’s historical experience of the exercise patterns associated with its stock options.

A summary of Gentiva stock option activity as of July 4, 2010 and changes during the six months then ended is presented below:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance as of January 3, 2010	3,269,540	$19.19
Granted	208,850	25.64
Exercised	(283,700)	15.10
Cancelled	(19,388)	24.52

Balance as of July 4, 2010	3,175,302	$19.94	6.4	$14,020,066

Exercisable options	1,708,127	$16.08	5.3	$12,344,054

The total intrinsic value of options exercised during the six months ended July 4, 2010 and June 28, 2009 was $3.8 million and $2.9 million, respectively. As of July 4, 2010, the Company had $5.6 million of unrecognized compensation expense related to nonvested stock options. This compensation expense is expected to be recognized over a weighted-average period of 2.0 years. The total fair value of options that vested during the first six months of fiscal 2010 was $3.0 million.

Performance Share Units

The Company may grant performance share units under its 2004 Plan. Performance units result in the issuance of common stock at the end of the three year performance period and may range between zero and 150 percent of the target shares granted based on the achievement of defined thresholds of the performance criteria. During the first six months of 2010, the Company granted 39,800 performance share units at target to officers and employees at a weighted average fair value on the grant date of $25.61 per unit. These performance share units carry performance criteria measured on annual diluted earnings per share targets and fully vest at the end of a three year period provided the performance criteria are met. Forfeitures are estimated utilizing the Company’s historical forfeiture experience.

As of July 4, 2010, the Company had $0.8 million of total unrecognized compensation cost related to performance share units. This compensation expense is expected to be recognized over a weighted-average period of 2.5 years.

Restricted Stock

During the first six months of 2010, the Company granted 59,050 shares of restricted stock at a grant date fair value of $25.93 per share and cancelled 900 shares of restricted stock, at a grant date fair value of $25.65 per share. The restricted stock fully vests at the end of a three year period. Forfeitures are estimated utilizing the Company’s historical forfeiture experience.

As of July 4, 2010, the aggregate intrinsic value of the restricted stock awards was $1.4 million and the Company had $1.2 million of total unrecognized compensation cost related to restricted stock. This compensation expense is expected to be recognized over a weighted-average period of 2.6 years.

Directors Deferred Share Units

Under the Company’s Stock & Deferred Compensation Plan for Non-Employee Directors, each non-employee director receives an annual deferred stock unit award credited quarterly and paid in shares of the Company’s common stock following termination of the director’s service on the Board. During the first six months of 2010, the Company granted 8,617 stock units under the Stock & Deferred Compensation Plan for Non-Employee Directors at a grant date fair value of $27.41 per share unit. On May 13, 2010, the Company’s Board of Directors amended the Plan and increased the annual deferred stock award under the Plan from $55,000 to $80,000. As of July 4, 2010, 95,526 share units were outstanding under the plan.

Employee Stock Purchase Plan

The Company provides an ESPP under which the offering period is three months and the purchase price of shares is equal to 85 percent of the fair market value of the Company’s common stock on the last day of the three month offering period. All employees of the Company are eligible to purchase stock under the plan regardless of their actual or scheduled hours of service. During the second quarter and first six months of 2010, the Company issued 53,251 shares and 102,567 shares, respectively, of common stock under its ESPP. Under the Company’s ESPP, compensation expense is calculated for the fair value of the employee’s purchase rights using the Black-Scholes option pricing model. Assumptions for the respective offering periods of fiscal 2010 and fiscal 2009 are as follows:

	Six Months Ended
	July 4, 2010		June 28, 2009
	1st Offering Period	2nd Offering Period	1st Offering Period	2nd Offering Period
Risk-free interest rate	0.16%	0.12%	0.20%	0.20%
Expected volatility	31%	45%	116%	61%
Expected life	0.25 years	0.25 years	0.25 years	0.25 years
Expected dividend yield	0%	0%	0%	0%

On May 13, 2010, the shareholders of the Company authorized an additional 1,500,000 shares of the Company’s common stock for issuance under the ESPP.

14. Legal Matters

Litigation

In addition to the matters referenced in this Note 14, the Company is party to certain legal actions arising in the ordinary course of business, including legal actions arising out of services rendered by its various operations, personal injury and employment disputes. Management does not expect that these other legal actions will have a material adverse effect on the business or financial condition of the Company.

On May 10, 2010, a collective and class action complaint entitled Lisa Rindfleisch et al. v. Gentiva Health Services, Inc. was filed in the United States District Court for the Eastern District of New York against the Company in which five former employees allege wage and hour law violations. The former employees claim they were paid pursuant to “an unlawful hybrid” compensation plan that paid them on both a per visit and an hourly basis, thereby voiding their exempt status and entitling them to overtime pay. The plaintiffs allege continuing violations of federal and state law and seek damages under the Fair Labor Standards Act (“FLSA”), as well as under the New York Labor Law and North Carolina Wage and Hour Act. Plaintiffs seek class certification of similar employees and seek attorneys’ fees, back wages and liquidated damages going back three years under the FLSA, six years under the New York statute and two years under the North Carolina statute.

On June 11, 2010, a collective and class action complaint entitled Catherine Wilkie, individually and on behalf of all others similarly situated v. Gentiva Health Services, Inc. was filed in the United States District Court for the Eastern District of California against the Company in which a former employee alleges wage and hour violations under the FLSA and California law. The complaint alleges that the Company paid some of its employees on both a per visit and hourly basis, thereby voiding their exempt status and entitling them to overtime pay. The plaintiff seeks class certification, attorneys’ fees, back wages, penalties, and damages going back three years on the FLSA claim and four years on the state wage and hour claims.

Given the preliminary stage of the Rindfleisch and Wilkie lawsuits, the Company is unable to assess the probable outcome or potential liability, if any, arising from these proceedings. The Company intends to defend itself vigorously in these lawsuits.

Three putative class action lawsuits have been filed in connection with the Company’s proposed acquisition (“Merger”) of Odyssey HealthCare, Inc. (“Odyssey”). The first, entitled Pompano Beach Police & Firefighters’ Retirement System v. Odyssey HealthCare, Inc. et al., was filed on May 27, 2010 in the County Court, Dallas County, Texas. The second, entitled Eric Hemminger et al. v. Richard Burnham et al., was filed on June 9, 2010 in the District Court, Dallas, Texas. The third, entitled John O. Hansen v. Odyssey HealthCare, Inc. et al., was filed on July 2, 2010 in the United States District Court for the Northern District of Texas. All three lawsuits name the Company, GTO Acquisition Corp., Odyssey and the members of Odyssey’s board of directors as defendants. All three lawsuits are brought by purported stockholders of Odyssey, both individually and on behalf of a putative class of stockholders, alleging that Odyssey’s board of directors breached its fiduciary duties in connection with the Merger by failing to maximize shareholder value and that the Company and Odyssey aided and abetted the alleged breaches. All three lawsuits seek equitable relief, including, among other things, to enjoin consummation of the Merger, rescission of the related Agreement and Plan of Merger and an award of all costs, including reasonable attorneys’ fees. The Pompano Beach Police & Firefighters’ suit also seeks additional proxy disclosure regarding the Merger. The Company believes that these lawsuits are without merit and intends to vigorously defend itself; however, there can be no assurance that the Company will be successful in its defense.

Indemnifications

Healthfield

Upon the closing of the acquisition of The Healthfield Group, Inc. (“Healthfield”) on February 28, 2006, an escrow fund was created to cover potential claims by the Company after the closing. Covered claims, which are also subject to the Company’s contractual indemnification rights, include, for example, claims relating to legal proceedings existing as of the closing date, taxes for the pre-closing periods and medical malpractice and workers’ compensation claims relating to any act or event occurring on or before the closing date. The escrow fund initially consisted of 1,893,656 shares of Gentiva’s common stock valued at $30 million and $5 million in cash. The first $5 million of any disbursements consist of shares of Gentiva’s common stock; the next $5 million of any disbursements consist of cash; and any additional disbursements consist of shares of Gentiva’s common stock. The escrow fund has been subject to releases of shares of Gentiva’s common stock and cash in the escrow fund to certain principal stockholders of Healthfield, less the amount of claims the Company makes against the escrow fund. The Company has received disbursements from the escrow fund, through December 29, 2009, totaling 138,640 shares of common stock representing fair value of approximately $2.7 million. The Company has recorded the shares received as treasury stock in the Company’s consolidated balance sheets.

CareCentrix Disposition

In connection with the disposition of a majority ownership interest in the Company’s CareCentrix business in 2008 (the “CareCentrix Transaction”) the Company has agreed to indemnify the Buyer Parties (as such term is defined in the Stock Purchase Agreement dated as of August 20, 2008 covering the CareCentrix Transaction) for any inaccuracy in or breach of any representation or warranty of the Company in such Stock Purchase Agreement and for any breach or nonperformance of any covenant or obligation made or incurred by the Company in such Stock Purchase Agreement. The Company also agreed to indemnify the Buyer Parties for certain liabilities arising from an arbitration proceeding in which the Company and CareCentrix were parties that related to a commercial contractual dispute, which was settled on April 14, 2010. In connection with this settlement, the Company recorded settlement costs and legal fees of approximately $4.2 million in the first six months of 2010. The Company’s representations and warranties, with certain exceptions, generally survive for the period of eighteen months from the closing of the CareCentrix Transaction, which occurred on September 25, 2008. With certain exceptions, the Company is generally not liable to indemnify for any inaccuracy in or breach of its representations or warranties in the Stock Purchase Agreement until the aggregate amount of claims for indemnification exceeds $1.5 million, and then, only for claims in excess of $1.5 million up to an aggregate maximum amount equal to $15 million.

Pediatric and Adult Hourly Services Disposition

The Company has agreed to guarantee the indemnification obligations of certain of the Company’s subsidiaries to the purchaser of assets associated with certain branch offices that specialized primarily in pediatric home health care services and adult home care services that were sold effective March 14, 2009. The indemnification obligations generally related to representations, warranties, covenants and agreements made by such subsidiaries in the related asset purchase agreement, as well as to such subsidiaries’ related pre-closing operations, liabilities, claims and proceedings. The representations and warranties made by the Company’s subsidiaries, with certain exceptions, generally survive for a period of two years from the closing date. The maximum aggregate liability of the Company for any breaches of such representations or liabilities is $6.0 million.

HME and IV Disposition

The Company has agreed to indemnify the Lincare Indemnified Parties (as such term is defined in the Asset Purchase Agreement dated as of February 1, 2010 (“APA”) covering the sale on such date of the Company’s HME and IV businesses) from any claims arising from (i) any breach of, or failure to perform, any representations, warranties, covenants and other obligations by certain of the Company’s subsidiaries, as sellers under the APA, (ii) the Lincare Indemnified Parties’ being required to assume or discharge any of certain specified excluded liabilities under the APA or (iii) the Lincare Indemnified Parties’ being required to assume or discharge by operation of law any indebtedness, liability or obligation of certain of the Company’s subsidiaries, as sellers under the APA, other than certain specified liabilities assumed by Lincare Inc. The representations, warranties, covenants and agreements made by the Company’s subsidiaries in the APA generally survive for a period of two years from the closing date, except that certain specified representations and warranties survive for the applicable statute of limitations. The maximum aggregate liability of the Company for any breaches of representations and warranties contained in the APA is $14 million.

Government Matters

PRRB Appeal

In connection with the audit of the Company’s 1997 cost reports, the Medicare fiscal intermediary made certain audit adjustments related to the methodology used by the Company to allocate a portion of its residual overhead costs. The Company filed cost reports for years subsequent to 1997 using the fiscal intermediary’s methodology. The Company believed the methodology it used to allocate such overhead costs was accurate and consistent with past practice accepted by the fiscal intermediary; as such, the Company filed appeals with the Provider Reimbursement Review Board (“PRRB”) concerning this issue with respect to cost reports for the years 1997, 1998 and 1999. The Company’s consolidated financial statements for the years 1997, 1998 and 1999 had reflected use of the methodology mandated by the fiscal intermediary. In June 2003, the Company and its Medicare fiscal intermediary signed an Administrative Resolution relating to the issues covered by the appeals pending before the PRRB. Under the terms of the Administrative Resolution, the fiscal intermediary agreed to reopen and adjust the Company’s cost reports for the years 1997, 1998 and 1999 using a modified version of the methodology used by the Company prior to 1997. This modified methodology will also be applied to cost reports for the year 2000, which are currently under audit. The Administrative Resolution required that the process to (i) reopen all 1997 cost reports, (ii) determine the adjustments to allowable costs through the issuance of Notices of Program Reimbursement and (iii) make appropriate payments to the Company, be completed in early 2004. Cost reports relating to years subsequent to 1997 were to be reopened after the process for the 1997 cost reports was completed.

The fiscal intermediary completed the reopening of all 1997, 1998 and 1999 cost reports and determined that the adjustment to allowable costs aggregated $15.9 million which the Company has received and recorded as adjustments to net revenues in the fiscal years 2004 through 2006. The Company expects to finalize all items relating to the 2000 cost reports during late 2010 or early 2011.

Senate Finance Committee Request

In a letter dated May 12, 2010, the United States Senate Finance Committee requested information from the Company regarding its Medicare utilization rates for therapy visits. The letter was sent to all of the publicly traded home healthcare companies mentioned in a recent Wall Street Journal article that explored the relationship between the Centers for Medicare & Medicaid Services home health policies and the utilization rates of some health agencies. The Company has responded to the request. Given the preliminary stage of the Senate Finance Committee inquiry, we are unable to assess the probable outcome or potential liability, if any, arising from this matter.

Subpoenas

In April 2003, the Company received a subpoena from the Department of Health and Human Services, Office of Inspector General, Office of Investigations (“OIG”). The subpoena sought information regarding the Company’s implementation of settlements and corporate integrity agreements entered into with the government, as well as the Company’s treatment on cost reports of employees engaged in sales and marketing efforts. In

February 2004, the Company received a subpoena from the U.S. Department of Justice (“DOJ”) seeking additional information related to the matters covered by the OIG subpoena. In early May 2010, the Company reached an agreement in principle, subject to final approvals, with the government to resolve this matter. Under the agreement, the Company will pay the government $12.5 million, of which $9.5 million was recorded as a charge in the first six months of 2010 with the remaining $3 million covered by a previously-recorded reserve.

See also Note 18 Subsequent Events regarding a subpoena that the Company received on July 16, 2010 from the Securities and Exchange Commission.

15. Income Taxes

The Company’s provision for income taxes consists of current and deferred federal and state income tax expense. On continuing operations, the Company recorded an income tax provision of $15.4 million for the second quarter of 2010 and $21.8 million for the six months ended July 4, 2010. The difference between the federal statutory income tax rate of 35 percent and the Company’s effective rate of 42.2 percent for the first six months of 2010 is primarily due to state taxes (approximately 4.9 percent), an increase in a capital loss and related valuation allowance relating to the CareCentrix legal settlement (approximately 2.1 percent) and other items (approximately 0.2 percent).

The Company recorded a federal and state income tax provision of $11.1 million for the second quarter of 2009 and $19.6 million for the first six months of 2009. The difference between the federal statutory income tax rate of 35 percent and the Company’s effective rate of 35.9 percent for the first six months of 2009 was primarily due to (i) state taxes (approximately 4.9 percent) and (ii) other items (approximately 1.2 percent), offset by the favorable impact of a reduction of the capital loss carryforward valuation allowance (approximately 5.2 percent).

At July 4, 2010, the Company had capital loss carryforwards of $14.6 million that begin expiring in 2013. The deferred tax asset relating to this capital loss carryover is $5.9 million. A valuation allowance of $5.5 million has been recorded to reduce this deferred tax asset to its estimated realizable value since the capital loss carryover may expire before realization. The Company has additional losses that are capital in nature that do not expire since they have not yet been triggered for income tax reporting purposes. The deferred tax asset relating to these losses is $1.2 million and a valuation allowance of $1.2 million has been recorded to reduce this deferred tax asset to its estimated realizable value since the Company does not currently or in the foreseeable future, have capital gains to utilize these losses.

In addition, the Company had state net operating loss carryforwards of approximately $110 million, which expire between 2010 and 2029. Deferred tax assets relating to state net operating loss carryforwards approximated $5.5 million. A valuation allowance of $3.0 million has been recorded to reduce this deferred tax asset to its estimated realizable value since certain state net operating loss carryforwards may expire before realization.

16. Business Segment Information

The Company’s operations involve servicing its patients and customers through (i) its Home Health segment and (ii) its Hospice segment.

Home Health

The Home Health segment is comprised of direct home nursing and therapy services operations, including specialty programs, its Rehab Without Walls® unit and its consulting business.

The Company conducts direct home nursing and therapy services operations through licensed and Medicare-certified agencies, located in 39 states, from which the Company provides various combinations of skilled nursing and therapy services, paraprofessional nursing services and, to a lesser extent, homemaker services generally to adult and elder patients. The Company’s direct home nursing and therapy services operations also deliver services to its customers through focused specialty programs that include:

•	Gentiva Orthopedics, which provides individualized home orthopedic rehabilitation services to patients recovering from joint replacement or other major orthopedic surgery;

•	Gentiva Safe Strides®, which provides therapies for patients with balance issues who are prone to injury or immobility as a result of falling;

•	Gentiva Cardiopulmonary, which helps patients and their physicians manage heart and lung health in a home-based environment;

•	Gentiva Neurorehabilitation, which helps patients who have experienced a neurological injury or condition by removing the obstacles to healing in the patient’s home; and

•	Gentiva Senior Health, which addresses the needs of patients with age-related diseases and issues to effectively and safely stay in their homes.

Through its Rehab Without Walls® unit, the Company also provides home and community-based neurorehabilitation therapies for patients with traumatic brain injury, cerebrovascular accident injury and acquired brain injury, as well as a number of other complex rehabilitation cases. In addition, the Company provides consulting services to home health agencies which include operational support, billing and collection activities, and on-site agency support and consulting.

Hospice

The Hospice segment serves terminally ill patients in the southeast United States. Comprehensive management of the healthcare services and products needed by hospice patients and their families are provided through the use of an interdisciplinary team. Depending on a patient’s needs, each hospice patient is assigned an interdisciplinary team comprised of a physician, nurse(s), home health aide(s), medical social worker(s), chaplain, dietary counselor and bereavement coordinator, as well as other care professionals.

Corporate Administrative Expenses

Corporate administrative expenses consist of costs relating to executive management and corporate and administrative support functions that are not directly attributable to a specific segment, including equity-based compensation expense. Corporate and administrative support functions represent primarily information services, accounting and finance, tax compliance, risk management, procurement, marketing, clinical administration, training, legal and human resource benefits and administration.

Other Information

The Company’s senior management evaluates performance and allocates resources based on operating contributions of the reportable segments, which exclude corporate administrative expenses, depreciation, amortization and net interest costs, but include revenues and all other costs (including special items and restructuring and integration costs) directly attributable to the specific segment. Segment assets represent net accounts receivable, identifiable intangible assets, goodwill, and certain other assets associated with segment activities. All other assets are assigned to corporate assets for the benefit of all segments for the purposes of segment disclosure.

Segment net revenues by major payer source were as follows (in millions):

	Second Quarter
	2010			2009
	Home Health	Hospice	Total	Home Health	Hospice	Total
Medicare	$207.4	$19.4	$226.8	$194.1	$16.7	$210.8
Medicaid and Local Government	17.8	0.8	18.6	22.6	0.7	23.3
Commercial Insurance and Other:
Paid at episodic rates	21.3	—	21.3	19.2	—	19.2
Other	29.7	0.7	30.4	30.7	0.8	31.5

Total net revenues	$276.2	$20.9	$297.1	$266.6	$18.2	$284.8

	First Six Months
	2010			2009
	Home Health	Hospice	Total	Home Health	Hospice	Total
Medicare	$415.0	$37.6	$452.6	$380.2	$33.0	$413.2
Medicaid and Local Government	36.4	1.6	38.0	48.5	1.3	49.8
Commercial Insurance and Other:
Paid at episodic rates	42.2	—	42.2	35.3	—	35.3
Other	60.1	1.3	61.4	61.3	1.6	62.9

Total net revenues	$553.7	$40.5	$594.2	$525.3	$35.9	$561.2

Segment information about the Company’s operations is as follows (in thousands):

	Home Health		Hospice		Total
For the three months ended July 4, 2010
Net revenue - segments	$276,231		$20,868		$297,099

Operating contribution	$60,924		$4,084	(1)	$65,008

Corporate expenses					(24,264	)(1)
Depreciation and amortization					(4,429)
Interest expense, net					(1,116)

Income before income taxes					$35,199

For the three months ended June 28, 2009
Net revenue - segments	$266,587		$18,251		$284,838

Operating contribution	$51,608	(1)	$2,723		$54,331

Corporate expenses					(19,943	)(1)
Depreciation and amortization					(4,223)
Loss on sale of assets, net					(85)
Interest expense and other, net					(1,871	)(2)

Income before income taxes					$28,209

For the six months ended July 4, 2010
Net revenue - segments	$553,704		$40,526		$594,230

Operating contribution	$105,616	(1)	$7,622	(1)	$113,238

Corporate expenses					(50,811	)(1)
Depreciation and amortization					(8,807)
Gain on sale of assets, net					103
Interest expense, net					(2,200)

Income before income taxes					$51,523

Segment assets	$669,013		$54,690		$723,703

Corporate assets					375,028

Total assets					$1,098,731

	Home Health		Hospice	Total
For the six months ended June 28, 2009
Net revenue - segments	$525,341		$35,861	$561,202

Operating contribution	$97,321	(1)	$4,704	$102,025

Corporate expenses				(40,578	)(1)
Depreciation and amortization				(8,303)
Gain on sale of assets, net				5,747
Interest expense and other, net				(4,262	)(2)

Income before income taxes				$54,629

Segment assets	$662,183		$50,413	$712,596

Corporate assets				294,968

Total assets				$1,007,564

(1)	For the second quarter of 2010, the Company recorded net charges relating to legal settlements, restructuring and merger and acquisition costs of $2.5 million, which included (i) a reduction of $1.8 million associated with the reclassification of the tax impact of the settlement charges recorded in the first quarter of 2010, (ii) incremental legal fees of approximately $0.4 million both related to a three-year old commercial contractual dispute involving the Company’s former subsidiary, CareCentrix and (iii) restructuring and merger and acquisition costs of $3.9 million. For the second quarter of 2009, the Company recorded charges related to restructuring and merger and acquisition activities of $0.6 million.

For the first six months of 2010, the Company recorded net charges relating to legal settlements, restructuring and merger and acquisition costs of $18.0 million, which included (i) settlement costs and legal fees of $4.2 million related to a three-year old commercial contractual dispute involving the Company’s former subsidiary, CareCentrix, (ii) incremental charges of $9.5 million in connection with an agreement in principle, subject to final approvals, between the Company and the government to resolve the matters which were subject to a 2003 subpoena relating to the Company’s cost reports for the 1998 to 2000 periods and (iii) restructuring and merger and acquisition costs of $4.3 million. For the first six months of 2009, the Company recorded charges relating to restructuring and merger and acquisition activities of $1.5 million. See Note 8 and Note 14. The charges were reflected as follows for segment reporting purposes (dollars in millions):

	Second Quarter		Six Months
	2010	2009	2010	2009
Home Health	$—	$0.4	$9.5	$0.5
Hospice	0.1	—	0.1	—
Corporate administrative expenses	2.4	0.2	8.4	1.0

Total	$2.5	$0.6	$18.0	$1.5

(2)	For the second quarter and first six months of fiscal year 2009, interest expense and other, net includes impairment losses of $0.6 million and $1.0 million, respectively, recognized in connection with the sale of a portion of the Company’s auction rate securities. See Note 5.

17. Significant Developments

Odyssey Transaction

On May 23, 2010, the Company entered into an Agreement and Plan of Merger (“Plan of Merger”) with GTO Acquisition Corp., a Delaware corporation wholly-owned by the Company (“Merger Sub”), and Odyssey HealthCare, Inc., a Delaware corporation (“Odyssey”). Upon the terms and conditions set forth in the Plan of Merger, Merger Sub will merge with and into Odyssey with Odyssey continuing as the surviving corporation and as a subsidiary wholly-owned by the Company (“Merger”). Upon consummation of the Merger, each issued and outstanding share of Odyssey common stock will be exchanged for the right to receive $27.00 in cash, without interest. Consummation of the Merger was subject to customary conditions; the Merger was consummated on August 17, 2010.

Bank Financing

On May 23, 2010, the Company entered into a financing commitment letter (“Commitment Letter”) with Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Barclays Bank PLC, Barclays Capital, the investment banking division of Barclays Bank PLC, General Electric Capital Corporation, GE Capital Markets, Inc., SunTrust Bank and SunTrust Robinson Humphrey, Inc. (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties have agreed, subject to the terms and conditions contained in the Commitment Letter, to provide and/or arrange for financing for the Merger.

In this connection, on the Closing Date, (1) Gentiva entered into a new senior secured credit agreement which provided for a $200 million term loan A facility, a $550 million term loan B facility and a $125 million revolving credit facility (the “Credit Agreement”) and (2) Gentiva completed the issuance of $325 million aggregate principal amount of senior notes due 2018 (the “Senior Notes”). Borrowings under the Credit Agreement and the Senior Notes are guaranteed jointly and severally by substantially all of Gentiva’s subsidiaries, including Odyssey and certain of its subsidiaries. Gentiva used a combination of cash on hand and proceeds received under the Credit Agreement and Senior Notes to, among other things, pay the Merger Consideration and repay all amounts outstanding under the Company’s then existing credit facility, which was then terminated.

18. Subsequent Events

SEC Subpoena

In a letter dated July 13, 2010, the SEC requested that the Company preserve all documents between January 1, 2000 and the present that relate to the Company’s participation in the Medicare home health prospective payment system. On July 16, 2010, the Company received a subpoena from the SEC requesting the production of documents. The Company believes the investigation by the SEC is similar to the SEC’s ongoing investigations and the inquiry from the Senate Finance Committee. The Company plans to comply with the subpoena and cooperate with the investigation. Given the preliminary stage of the SEC investigation, the Company is unable to assess the probable outcome or potential liability, if any, arising from this matter.

19. Supplemental Guarantor and Non-Guarantor Financial Information

Gentiva anticipates that its guarantor subsidiaries will be guarantors of debt securities which will be registered under the Securities Act of 1933, as amended, upon the exchange of the Senior Notes for substantially similar registered notes. The condensed consolidating financial statements presented below are provided pursuant to Rule 3-10 of Regulation S-X. Separate financial statements of each subsidiary guaranteeing Gentiva’s debt securities are not presented because the guarantor subsidiaries are fully and unconditionally, jointly and severally liable under the guarantees, and 100% owned by the Company.

The condensed consolidating financial statements include the balance sheets as of July 4, 2010 and January 3, 2010, statements of income for the three months and six months ended July 4, 2010 and June 28, 2009 and statements of cash flows for the six months ended July 4, 2010 and June 28, 2009 of (i) Gentiva, (ii) its guarantor subsidiaries, (iii) its non-guarantor subsidiaries and (iv) the eliminations necessary to arrive at the information for Gentiva on a consolidated basis. The consolidating financial statements should be read in conjunction with the accompanying consolidated financial statements of Gentiva.

	Condensed Consolidating Balance Sheet July 4, 2010 (In thousands)
	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$152,176	$—	$38,890	$—	$191,066
Receivables, net	—	166,372	22,203	(20,034)	168,541
Deferred tax assets	—	11,771	2,529	—	14,300
Prepaid expenses and other current assets	—	24,341	3,743	(2,726)	25,358

Total current assets	152,176	202,484	67,365	(22,760)	399,265
Note receivable from affiliate	—	25,000	—	—	25,000
Investment in affiliate	—	25,100	—	—	25,100
Fixed assets, net	—	65,169	89	—	65,258
Intangible assets, net	—	253,085	—	—	253,085
Goodwill	—	304,080	—	—	304,080
Investment in subsidiaries	684,594	16,600	—	(701,194)	—
Other assets	22,037	4,897	9	—	26,943

Total assets	$858,807	$896,415	$67,463	$(723,954)	$1,098,731

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$25,855	$146	$(20,034)	$5,967
Other current liabilities	—	112,508	50,715	(2,726)	160,497

Total current liabilities	—	138,363	50,861	(22,760)	166,464
Long-term debt	232,000	—	—	—	232,000
Deferred tax liabilities, net	—	71,895	—	—	71,895
Other liabilities	22,037	1,563	2	—	23,602
Total shareholders’ equity	604,770	684,594	16,600	(701,194)	604,770

Total liabilities and shareholders’ equity	$858,807	$896,415	$67,463	$(723,954)	$1,098,731

	Condensed Consolidating Balance Sheet January 3, 2010 (In thousands)
	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets:
Cash and cash equivalents	$113,211	$—	$39,199	$—	$152,410
Receivables, net	—	179,956	15,480	(13,244)	182,192
Deferred tax assets	—	15,230	1,975	—	17,205
Prepaid expenses and other current assets	—	16,750	31	(2,877)	13,904
Current assets held for sale	—	2,549	—	—	2,549

Total current assets	113,211	214,485	56,685	(16,121)	368,260
Note receivable from affiliate	—	25,000	—	—	25,000
Investment in affiliate	—	24,336	—	—	24,336
Fixed assets, net	—	65,823	90	—	65,913
Intangible assets, net	—	251,793	—	—	251,793
Goodwill	—	299,534	—	—	299,534
Non-current assets held for sale	—	8,689	—	—	8,689
Investment in subsidiaries	694,952	17,341	—	(712,293)	—
Other assets	19,980	4,420	10	—	24,410

Total assets	$828,143	$911,421	$56,785	$(728,414)	$1,067,935

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$21,932	$294	$(13,244)	$8,982
Current portion of long-term debt	5,000	—	—	—	5,000
Other current liabilities	—	119,755	39,150	(2,877)	156,028

Total current liabilities	5,000	141,687	39,444	(16,121)	170,010
Long-term debt	232,000	—	—	—	232,000
Deferred tax liabilities, net	—	73,259	—	—	73,259
Other liabilities	19,980	1,523	—	—	21,503
Total shareholders’ equity	571,163	694,952	17,341	(712,293)	571,163

Total liabilities and shareholders’ equity	$828,143	$911,421	$56,785	$(728,414)	$1,067,935

	Condensed Consolidating Statement of Income For the Three Months Ended July 4, 2010 (In thousands)
	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net revenues	$—	$292,336	$7,838	$(3,075)	$297,099
Cost of services sold	—	135,143	3,181	(3,075)	135,249

Gross profit	—	157,193	4,657	—	161,850
Selling, general and administrative expenses	—	(124,487)	(1,048)	—	(125,535)
Interest (expense) and other, net	(1,139)	—	23	—	(1,116)
Equity in earnings of subsidiaries	19,604	2,327	—	(21,931)	—

Income from continuing operations before income taxes and equity in net earnings of affiliate	18,465	35,033	3,632	(21,931)	35,199
Income tax benefit (expense)	454	(14,564)	(1,305)	—	(15,415)
Equity in net earnings of affiliate	—	439	—	—	439

Income from continuing operations	18,919	20,908	2,327	(21,931)	20,223
Discontinued operations, net of tax	—	(1,304)	—	—	(1,304)

Net income	$18,919	$19,604	$2,327	$(21,931)	$18,919

	Condensed Consolidating Statement of Income For the Three Months Ended June 28, 2009 (In thousands)
	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net revenues	$—	$280,558	$7,280	$(3,000)	$284,838
Cost of services sold	—	134,076	3,068	(3,000)	134,144

Gross profit	—	146,482	4,212	—	150,694
Selling, general and administrative expenses	—	(119,607)	(922)	—	(120,529)
Loss on sale of assets, net	—	(85)	—	—	(85)
Interest (expense) and other, net	(1,994)	—	123	—	(1,871)
Equity in earnings of subsidiaries	18,293	2,192	—	(20,485)	—

Income from continuing operations before income taxes and equity in net earnings of affiliate	16,299	28,982	3,413	(20,485)	28,209
Income tax benefit (expense)	796	(10,679)	(1,221)	—	(11,104)
Equity in net earnings of affiliate	—	263	—	—	263

Income from continuing operations	17,095	18,566	2,192	(20,485)	17,368
Discontinued operations, net of tax	—	(273)	—	—	(273)

Net income	$17,095	$18,293	$2,192	$(20,485)	$17,095

	Condensed Consolidating Statement of Income For the Six Months Ended July 4, 2010 (In thousands)
	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net revenues	$—	$584,737	$15,581	$(6,088)	$594,230
Cost of services sold	—	269,565	12,362	(6,088)	275,839

Gross profit	—	315,172	3,219	—	318,391
Selling, general and administrative expenses	—	(262,751)	(2,020)	—	(264,771)
Gain on sale of assets, net	—	103	—	—	103
Interest expense and other, net	(2,234)	—	34	—	(2,200)
Equity in earnings of subsidiaries	29,587	668	—	(30,255)	—

Income from continuing operations before income taxes and equity in net earnings of affiliate	27,353	53,192	1,233	(30,255)	51,523
Income tax benefit (expense)	891	(22,083)	(565)	—	(21,757)
Equity in net earnings of affiliate	—	763	—	—	763

Income from continuing operations	28,244	31,872	668	(30,255)	30,529
Discontinued operations, net of tax	—	(2,285)	—	—	(2,285)

Net income	$28,244	$29,587	$668	$(30,255)	$28,244

	Condensed Consolidating Statement of Income For the Six Months Ended June 28, 2009 (In thousands)
	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net revenues	$—	$553,075	$13,933	$(5,806)	$561,202
Cost of services sold	—	266,607	7,224	(5,806)	268,025

Gross profit	—	286,468	6,709	—	293,177
Selling, general and administrative expenses	—	(238,196)	(1,837)	—	(240,033)
Gain on sale of assets, net	—	5,747	—	—	5,747
Interest (expense) and other, net	(4,541)	—	279	—	(4,262)
Equity in earnings of subsidiaries	37,846	3,289	—	(41,135)	—

Income from continuing operations before income taxes and equity in net earnings of affiliate	33,305	57,308	5,151	(41,135)	54,629
Income tax benefit (expense)	1,812	(19,584)	(1,862)	—	(19,634)
Equity in net earnings of affiliate	—	541	—	—	541

Income from continuing operations	35,117	38,265	3,289	(41,135)	35,536
Discontinued operations, net of tax	—	(419)	—	—	(419)

Net income	$35,117	$37,846	$3,289	$(41,135)	$35,117

	Condensed Consolidating Statement of Cash Flows For the Six Months Ended July 4, 2010 (In thousands)
	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$1,751	$47,223	$(995)	$—	$47,979

INVESTING ACTIVITIES:
Purchase of fixed assets	—	(5,599)	(14)	—	(5,613)
Proceeds from sale of assets and businesses	—	8,796	—	—	8,796
Acquisition of businesses	—	(8,500)	—	—	(8,500)

Net cash used in investing activities	—	(5,303)	(14)	—	(5,317)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	5,612	—	—	—	5,612
Repayment of long-term debt	(5,000)	—	—	—	(5,000)
Repurchase of common stock	(4,985)	—	—	—	(4,985)
Net payments related to intercompany financing	41,220	(41,920)	700	—	—
Other	367	—	—	—	367

Net cash provided by (used in) financing activities	37,214	(41,920)	700	—	(4,006)

Net change in cash and cash equivalents	38,965	—	(309)	—	38,656
Cash and cash equivalents at beginning of period	113,211	—	39,199	—	152,410

Cash and cash equivalents at end of period	$152,176	$—	$38,890	$—	$191,066

	Condensed Consolidating Statement of Cash Flows For the Six Months Ended June 28, 2009 (In thousands)
	Gentiva Health Services, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
OPERATING ACTIVITIES:
Net cash provided by operating activities	$1,833	$47,409	$220	$—	$49,462

INVESTING ACTIVITIES:
Purchase of fixed assets	—	(12,403)	—	—	(12,403)
Proceeds from sale of assets and businesses	—	5,619	—	—	5,619
Acquisition of businesses	—	(2,200)	—	—	(2,200)
Maturities of short-term investments available-for-sale	2,550	—	—	—	2,550

Net cash provided by (used in) investing activities	2,550	(8,984)	—	—	(6,434)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	5,910	—	—	—	5,910
Repayment of long-term debt	(14,000)	—	—	—	(14,000)
Debt issuance costs	(4,813)	—	—	—	(4,813)
Net payments related to intercompany financing	37,989	(38,425)	436	—	—
Other	144	—	—	—	144

Net cash provided by (used in) financing activities	25,230	(38,425)	436	—	(12,759)

Net change in cash and cash equivalents	29,613	—	656	—	30,269
Cash and cash equivalents at beginning of period	50,974	—	18,227	—	69,201

Cash and cash equivalents at end of period	$80,587	$—	$18,883	$—	$99,470